EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-117338), (Form S-3 No. 333-112168), (Form S-3 No. 333-110109), (Form S-3 No. 333-107176), (Form S-3 No. 333-106536), (Form S-3 No. 333-105668), (Form S-3 No. 333-103593), (Form S-3 No. 333-101480), (Form S-3 No. 333-82452), (Form S-3 No. 333-63246), (Form S-3 No. 333-52996), (Form S-3 No. 333-37464) and (Form S-3 No. 333-32306), of Viragen, Inc. and in the related Prospectuses, in the Registration Statements (Form S-8 No. 333-50403) pertaining to the Viragen, Inc. Amended 1997 Stock Option Plan, (Form S-8 No. 33-60131) pertaining to the Viragen, Inc. 1995 Stock Option Plan, Employment Contracts with Key Executives and Stock Option Agreements with Directors of Viragen, Inc., (Form S-8 No. 333-37466) pertaining to the Compensatory Stock Options and Warrants Granted to Consultants and Stock Option Agreement with a Key Executive and (Form S-8 No. 333-107852) pertaining to Addendums to Employment Agreements for Dennis W. Healey, Douglas D. Lind, M.D. and Melvin Rothberg, Officers and Directors Alternative Stock Compensation Plan, Consulting Agreement with Douglas D. Lind, M.D., Consulting Agreement with Seton Services Limited, and Consulting Agreement with Investor Relations Worldwide Corporation of our reports dated September 7, 2005, with respect to the consolidated financial statements of Viragen, Inc., Viragen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Viragen, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
September 7, 2005